                                                                    Exhibit 99.2


F O R   I M M E D I A T E   R E L E A S E

                                                  APRIL 21, 1998
                                                  FOR MORE INFORMATION CONTACT:
                                                  ERIN IBELE - (419) 247-2800
                                                  ED LANGE - (419) 247-2800


                             HEALTH CARE REIT, INC.
                     ANNOUNCES RECORD FIRST QUARTER RESULTS
                       AND INCREASE IN QUARTERLY DIVIDEND


         FIRST QUARTER RESULTS                   FIRST QUARTER HIGHLIGHTS
         ---------------------                   ------------------------

         - $836 million total assets             - $110 million new investments
         - $21 million gross income              - 37% asset growth
         - $0.62 per diluted share FFO           - 8.8% per share FFO growth
         - $0.54 per share dividends             - 87% FFO payout ratio


Toledo, Ohio, April 21, 1998........HEALTH CARE REIT, INC. (NYSE/HCN) today reported record operating results for the first quarter of 1998. Funds from operations (FFO) achieved a record level of $15,279,000, or $0.62 per diluted share, for the three months ended March 31, 1998, an 8.8 percent per share increase from $11,011,000, or $0.57 per diluted share, in the prior year.

In addition, the company announced that upon a review of its operating results and financial condition, the Board of Directors voted to declare a dividend for the quarter ended March 31, 1998, of $0.545 per share as compared with $0.525 per share for the same period in 1997.

The dividend is a one-half cent increase from the dividend paid for the fourth quarter of 1997 and represents the 108th consecutive dividend payment. The dividend will be payable May 20, 1998, to shareholders of record on May 5, 1998.

Net income for the first quarter of 1998 totaled $13,409,000, or $0.54 per diluted share, on revenue of $21,226,000, as compared with net income of $9,826,000, or $0.51 per diluted share, on revenue of $16,569,000 for the three months ended March 31, 1997.

In comparing the results for the first quarter of 1998 with the corresponding period of the prior year, George Chapman, chairman and chief executive officer, noted that the increased level of earnings was positively influenced by a higher level of rental income. Operating lease revenue for the three months ended March 31, 1998, increased $2,681,000 over the corresponding period in 1997 from $4,963,000 to $7,644,000. The growth in rental income resulted primarily from additional real estate investments made in 1997 and the first quarter of 1998 of $262,646,000 and $110,175,000, respectively.

                                                                  APRIL 21, 1998
HEALTH CARE REIT, INC.                                                    PAGE 2
--------------------------------------------------------------------------------

Chapman further noted that the first quarter investment activity contributed to a 37 percent increase in total assets, which at March 31, 1998, totaled $836,006,000 as compared with total assets of $608,432,000 at March 31, 1997.

"The first quarter investment activity reflects the strength and breadth of our investment strategy," added Chapman. "Our continued focus on providing growth capital to emerging health care operators has produced consistent investment results and generated strong earnings growth. At the end of the first quarter our unfunded commitments totaled $257 million, which we anticipate funding during the next 12 to 15 months. We expect continued success throughout the balance of the year."

During the first quarter of 1998, the company completed the sale of $100 million of 7.625 percent senior unsecured notes due March 15, 2008. The notes are rated "Ba1" by Moody's Investors Service, "BBB-" by Standard & Poor's Corporation and "BBB-" by Duff & Phelps Credit Rating Co.

During the first three months of 1998, the company completed a secondary sale of 913,242 shares of common stock, which generated net proceeds of approximately $23.7 million. The net proceeds derived from the offering of common stock and the sale of notes were used to invest in additional health care properties and repay borrowings under the company's revolving credit lines.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At March 31, 1998, the company had investments in 194 health care facilities in 29 states and had total assets of approximately $836 million.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, competition in the financing of health care facilities, the availability of capital, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                           FINANCIAL SCHEDULES FOLLOW

   For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code -- HCN

                                      #####

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)


                                                                       MARCH 31
                                                            -------------------------------
                                                               1998                  1997
                                                            -------------------------------
ASSETS
Real estate investments:
   Real property owned:
     Land                                                   $  27,654             $  17,486
     Buildings & improvements                                 300,451               170,198
     Construction in progress                                  62,676                16,636
                                                            ---------             ---------
                                                              390,781               204,320
     Less accumulated depreciation                            (13,638)               (7,667)
                                                            ---------             ---------
     Total real property owned                                377,143               196,653

Loans receivable                                              429,686               402,055
Direct financing leases                                         7,825                10,804
                                                            ---------             ---------
                                                              814,654               609,512
Less allowance for losses on loans receivable                  (4,537)               (9,937)
                                                            ---------             ---------
     Net real estate investments                              810,117               599,575

Other assets:
     Deferred loan expenses                                     2,584                 2,002
     Cash and cash equivalents                                  1,689                   121
     Direct investments                                         8,680
     Marketable securities                                      5,009                   966
     Receivables and other assets                               7,927                 5,768
                                                            ---------             ---------
                                                               25,889                 8,857
                                                            ---------             ---------
Total assets                                                $ 836,006             $ 608,432
                                                            =========             =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations            $  49,000             $ 100,500
     Senior unsecured notes                                   262,000                82,000
     Bonds and mortgages payable                                8,650                10,097
     Accrued expenses and other liabilities                    19,255                11,401
                                                            ---------             ---------
Total liabilities                                           $ 338,905             $ 203,998

Shareholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - None
     Common Stock, $1.00 par value:
         Authorized - 40,000,000 shares
         Issued and outstanding - 25,367,997
              in 1998 and 21,737,294 in 1997                   25,368                21,737
     Capital in excess of par value                           461,102               373,443
     Undistributed net income                                   9,103                 8,288
     Unrealized gains on investment securities
         available for sale                                     5,009                   966
     Unamortized restricted stock                              (3,481)
                                                            ---------             ---------

TOTAL SHAREHOLDERS' EQUITY                                  $ 497,101             $ 404,434
                                                            ---------             ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $ 836,006             $ 608,432
                                                            =========             =========

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                    THREE MONTHS ENDED
                                                         MARCH 31
                                              -----------------------------
                                                  1998              1997
                                              ----------         ----------
Revenues:
     Interest on loans receivable                $11,922            $10,616
     Prepayment fees                                   0                  0
     Operating leases:
         Rents                                     7,644              4,963
         Gain on exercise of options                   0                  0
     Direct financing leases:
         Lease income                                214                357
         Gain on exercise of options                   0                  0
     Loan and commitment fees                      1,226                584
     Other income                                    220                 49
                                                 -------            -------
                                                 $21,226            $16,569

Expenses:
     Interest expense                            $ 4,240            $ 4,011
     Provision for depreciation                    1,870              1,185
     General and administrative                    1,381              1,180
     Loan expense                                    176                217
     Provision for losses                            150                150
                                                 -------            -------
                                                   7,817              6,743
                                                 -------            -------

Net Income                                       $13,409            $ 9,826
                                                 =======            =======

Average number of shares outstanding:
     Basic                                        24,259             19,286
     Diluted                                      24,642             19,450

Net income per share:
     Basic                                       $  0.55            $  0.51
     Diluted                                        0.54               0.51

Funds from operations                            $15,279            $11,011

Funds from operations per share:
     Basic                                       $  0.63            $  0.57
     Diluted                                        0.62               0.57

Dividends per share                              $ 0.540            $ 0.520

HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - MARCH 31, 1998


---------------------------------------------------------------------------------------------------------------------
PORTFOLIO COMPOSITION ($000'S)                                                                           EXHIBIT 1
------------------------------
BALANCE SHEET DATA                       # Properties         # Beds/Units         Balance (1)         % Balance
                                      -------------------------------------------------------------------------------
  Loans Receivable                              82                8,660           $    429,686               52%
  Real Property                                109                8,471                377,143               46%
  Direct Financing Leases                        3                  243                  7,825                1%
  Direct Investments                          -na-                 -na-                  8,680                1%
                                      -------------------------------------------------------------------------------
Total Investments                              194               17,374           $    823,334              100%

INVESTMENT DATA                          # Properties        # Beds/Units        Investment (2)         % Investment
                                      -------------------------------------------------------------------------------
  Assisted Living Facilities                   120                8,213           $    405,047               49%
  Nursing Homes                                 54                7,009                273,800               33%
  Retirement Centers                            12                1,145                 48,324                6%
  Specialty Care Facilities                      6                  713                 92,460               11%
  Behavioral Care                                2                  294                 10,588                1%
                                      -------------------------------------------------------------------------------
Real Estate Investments                        194               17,374           $    830,219              100%

INVESTMENT BY OWNER TYPE                 # Properties        # Beds/Units        Investment (2)       % Investment
                                      -------------------------------------------------------------------------------
  Publicly Traded                               91                6,898           $    356,463               43%
  Key Private                                   61                6,047                313,718               38%
  Privately Held                                42                4,429                160,038               19%
                                      -------------------------------------------------------------------------------
Real Estate Investments                        194               17,374           $    830,219              100%

NOTES:  (1)  TOTAL INVESTMENTS  INCLUDE GROSS REAL ESTATE  INVESTMENTS AND DIRECT INVESTMENTS WHICH AMOUNTED TO
             $814,654,000 AND $8,680,000.
        (2)  REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND CREDIT ENHANCEMENTS WHICH AMOUNTED
             TO $814,654,000 AND $15,565,000 RESPECTIVELY.
---------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------
REVENUE COMPOSITION ($000'S)                                                                               EXHIBIT 2
----------------------------

                                                    Three Months Ended
                                                      March 31, 1998                      Year-to-Date
                                             -------------------------------    -------------------------------
REVENUE BY INVESTMENT TYPE




  Mortg. Loans & Other Loans                       $12,483          59%
  Real Property                                      8,334          39%
  Direct Financing Leases                              215           1%
  Direct Investments                                   194           1%
                                             -------------------------------    -------------------------------
  Total                                            $21,226         100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities                       $10,068          47%
  Nursing Homes                                      6,983          33%
  Specialty Care Facilities                          2,951          14%                 (Not Applicable)
  Retirement Centers                                 1,024           5%
  Behavioral Care                                      200           1%
                                             -------------------------------    -------------------------------
  Total                                            $21,226         100%

REVENUE BY OWNER TYPE

  Publicly Traded                                  $ 9,532          45%
  Key Private                                        7,417          35%
  Privately Held                                     4,277          20%
                                             -------------------------------    -------------------------------
  Total                                            $21,226         100%

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------

REVENUE COMPOSITION (CONTINUED) ($000'S)                                                              EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES
                        Current Lease          Current Interest          Interest and
      Year               Revenue (1)             Revenue (1)             Lease Revenue          % of Total
---------------------------------------------------------------------------------------------------------------------
      1998             $        850             $          0             $        850                 1%
      1999                      400                      566                      966                 1%
      2000                      380                    1,732                    2,112                 2%
      2001                        0                    3,733                    3,733                 4%
      2002                      873                    1,162                    2,035                 2%
   Thereafter                39,953                   40,004                   79,957                90%
                   --------------------------------------------------------------------------------------------------

      Total            $     42,456             $     47,197             $     89,653               100%

NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED

---------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------

COMMITTED INVESTMENT BALANCES                                                                       EXHIBIT 4
-----------------------------
($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                                Committed Balance    Investment per
                                         # Properties         # Beds/Units             (1)              Bed/Unit
                                      --------------------------------------------------------------------------------
  Assisted Living Facilities                   120                8,213          $     551,996        $      67,210
  Nursing Homes                                 54                7,009                287,708               41,048
  Retirement Centers                            12                1,145                 56,155               49,044
  Specialty Care Facilities                      6                  713                 92,460              129,678
  Behavioral Care                                2                  294                 10,588               36,013
                                      --------------------------------------------------------------------------------
  Total                                        194               17,374          $     998,907             n/a

NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR WHICH
           INITIAL FUNDING HAD COMMENCED.
---------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------

OPERATOR CONCENTRATION ($000'S)                                                                     EXHIBIT 5
-------------------------------
CONCENTRATION BY INVESTMENT                        # Properties             Investment             % Investment
                                              -----------------------------------------------------------------------
  Kapson Senior Quarters                                  7               $    79,951                    10%
  Life Care Centers of America, Inc.                     12                    75,527                     9%
  Olympus Healthcare Group, Inc.                         12                    67,554                     8%
  Greenbriar Corporation                                 15                    58,674                     7%
  Doctors Corporation of America                          3                    49,227                     6%
  Remaining Operators                                   145                   499,286                    60%
                                              -----------------------------------------------------------------------
  Total                                                 194               $   830,219                   100%

CONCENTRATION BY REVENUE                           # Properties           Revenue (1)               % Revenue
                                              -----------------------------------------------------------------------
  Life Care Centers of America, Inc.                     12               $     2,041                    10%
  Olympus Healthcare Group, Inc.                         12                     1,931                     9%
  Kapson Senior Quarters                                  7                     1,919                     9%
  Doctors Corporation of America                          3                     1,514                     7%
  Greenbriar Corporation                                 15                     1,509                     7%
  Remaining Operators                                   145                    12,312                    58%
                                              -----------------------------------------------------------------------
  Total                                                 194               $    21,226                   100%

NOTES: (1) THREE MONTHS ENDED MARCH 31, 1998

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------

SELECTED FACILITY DATA                                                                                    EXHIBIT 6
----------------------


                                                        % Private Pay         Coverage Before       Coverage After
                                      Occupancy          and Medicare            Mgt. Fees             Mgt. Fees
                                   -----------------------------------------------------------------------------------
Nursing Homes                            84%                    41%                1.98x                 1.45x
Assisted Living Facilities               90%                   100%                1.43x                 1.24x
Retirement Centers                       97%                   100%                2.34x                 2.06x
Specialty Care Facilities                n/a                    68%                3.73x                 3.23x
Behavioral Care                          n/a                   n/a                  n/a                   n/a
                                                                           -------------------------------------------
                                                                                   2.17x                 1.76x

NOTES: (1)  FACILITY DATA REPORTED AS OF DECEMBER 31, 1997

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                                                         EXHIBIT 7
-------------------------------------------------

                                         Balance      % Investment
                                      --------------------------------

Cross Defaulted                        $   713,693         86%  of gross real estate investments
Cross Collateralized                       381,562          88% of mortgage loans
Bank Letters of Credit & Cash               43,485           4% of committed balance

CURRENT CAPITALIZATION ($000'S)          Balance         % Balance                   LEVERAGE & PERFORMANCE RATIOS
-------------------------------       --------------------------------         --------------------------------------

Borrowings Under Bank Lines            $    49,000           5%                 Debt/Total Mkt. Cap            31%
Long-Term Debt Obligations                 270,650          27%                 Debt/Mkt. Cap                  46%
Equity Market Capitalization               697,620          68%                 Interest Coverage    3.88x 1st Qtr.
                                      --------------------------------                               4.02x LTM
   Total Market Capitalization         $ 1,017,270         100%                 FFO Payout Ratio       87% 1st Qtr.
                                                                                                       89% LTM
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)                                                          EXHIBIT  8
-----------------------------------------------

      Year          Bank Lines of Credit         Senior Notes             Other Debt               Total
-------------------------------------------------------------------------------------------------------------
      1998              $         0             $      22,000            $       1,222         $     23,222
      1999                    1,000                         0                       90                1,090
      2000                   48,000                    35,000                       99               83,099
      2001                        0                    10,000                      109               10,109
      2002                        0                    20,000                      121               20,121
      2003                        0                    35,000                      133               35,133
      2004                        0                    40,000                      186               40,186
      2005                        0                         0                      549                  549
   Thereafter                     0                   100,000                    6,141              106,141
                   ------------------------------------------------------------------------------------------
      Total             $    49,000             $     262,000            $       8,650         $    319,650

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------

      INVESTMENT ACTIVITY ($000'S)                                                                      EXHIBIT 9
      ----------------------------

                                                 Three Months Ended
                                                   March 31, 1998                               Year-to-Date
                                          ---------------------------------           ---------------------------------
      FUNDING BY INVESTMENT TYPE
        Real Property                      $    43,455           39%
        Mortgage & Other Loans                  27,071           25%
        Construction Advances                   35,933           33%
        Direct Investments                       3,716            3%
                                          ---------------------------------           ---------------------------------
        Total                              $   110,175          100%
                                                                                              (Not Applicable)
      REAL ESTATE INVESTMENTS
        Assisted Living Facilities         $    55,543           52%
        Nursing Homes                           47,550           45%
        Retirement Centers                       2,222            2%
        Behavioral Care                          1,144            1%
        Specialty Care Facilities                    0            0%
                                          ---------------------------------           ---------------------------------
        Total                              $   106,459          100%

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

GEOGRAPHIC CONCENTRATION ($000'S)                                                                        EXHIBIT 10
---------------------------------

CONCENTRATION BY REGION                            # Properties           Investment               % Investment
                                              ---------------------------------------------------------------------
  South                                                 119               $   404,269                    49%
  Northeast                                              33                   238,070                    29%
  West                                                   18                   110,263                    13%
  Midwest                                                24                    77,617                     9%
                                              ---------------------------------------------------------------------
  Total                                                 194               $   830,219                   100%

CONCENTRATION BY STATE                             # Properties           Investment               % Investment
                                              ---------------------------------------------------------------------
  Texas                                                  47               $   156,117                    19%
  Florida                                                25                   100,283                    12%
  Massachusetts                                          14                    79,099                     9%
  New York                                                7                    70,202                     8%
  Pennsylvania                                            8                    52,309                     6%
  Remaining States                                       93                   372,209                    46%
                                              ---------------------------------------------------------------------
  Total                                                 194               $   830,219                   100%

REVENUE BY STATE                                   # Properties           Revenue (1)               % Revenue
                                              ---------------------------------------------------------------------
  Texas                                                  47               $     4,121                    19%
  Massachusetts                                          14                     2,077                    10%
  Florida                                                25                     1,759                     8%
  New York                                                7                     1,684                     8%
  Pennsylvania                                            8                     1,318                     6%
  Remaining States                                       93                    10,267                    49%
                                              ---------------------------------------------------------------------
  Total                                                 194               $    21,226                   100%

NOTES: (1) THREE MONTHS ENDED MARCH 31, 1998

---------------------------------------------------------------------------------------------------------------------